Exhibit 10.11

SECOND AMENDMENT TO HOTEL ASSET PURCHASE AGREEMENT

THIS SECOND AMENDMENT TO HOTEL ASSET PURCHASE AGREEMENT (the “Amendment”) is entered into as of the 29th day of July, 2013, by and among SFI BELMONT, LLC (“Lender”), ROSE HALL RESORT, L.P. (“Owner”) and ROSE HALL JAMAICA RESORT B.V. (“Buyer”).

W I T N E S S E T H:

WHEREAS, Lender, Owner and Buyer (individually, a “Party” and collectively, the “Parties”) entered into that certain Hotel Asset Purchase Agreement (the “Original PSA”) dated as of May 6, 2013, and that certain First Amendment to Hotel Asset Purchase Agreement (the “First Amendment”) dated as of June 25, 2013 (the Original PSA, as amended by the First Amendment, the “Purchase Agreement”);

WHEREAS, Buyer informed Lender and Owner that Buyer would not be able to complete the undertaking (the “Undertaking”) on or before July 31, 2013, as required under Section 9.2 of the Purchase Agreement, and Buyer agrees that such anticipatory breach of Buyer’s obligations under the Purchase Agreement constitutes an immediate default under the Purchase Agreement (the “Default”);

WHEREAS, as a result of the Default, Lender is immediately entitled to terminate the Purchase Agreement and recover Seller’s Default Compensation in the amount of US$7,914,917.43 plus interest actually earned with respect to the Original Earnest Money and the Extension Earnest Money while held by MFG or HMF, as applicable, as set forth in the Purchase Agreement and Buyer hereby acknowledges and agrees that as of the date hereof it has no offsets of defenses against Lender’s immediate right to recoup Seller’s Default Compensation;

WHEREAS, prior to the date hereof, Buyer entered into discussions with Lender and Owner and requested that Lender and Owner forbear from exercising their remedies arising from the Default and agree to extend the outside date for the Undertaking and possibly extend the Closing Date in order to give Buyer additional time to satisfy its obligations under the Purchase Agreement and consummate the Closing; and

WHEREAS, Lender and Owner have agreed to waive the Default and to extend the outside date for the Undertaking and possibly extend the Closing Date in accordance with and pursuant to the terms and conditions set forth in this Amendment.

NOW, THEREFORE, for and in consideration of Buyer’s payment to each of Lender and Owner of Ten United States Dollars (US$10.00), the mutual promises and covenants set forth herein and other good and valuable consideration, the receipt, sufficiency and adequacy of which the Parties hereby acknowledge, the Parties agree as follows:

1. Definitions.

(a)	Capitalized terms used, but not defined, herein shall have the meanings ascribed thereto in the Purchase Agreement. Defined terms set forth herein are deemed to be incorporated by reference into the Purchase Agreement. References in the Purchase Agreement to this “Agreement” shall hereafter mean the Purchase Agreement, as modified by this Amendment.

(b)	The term “Ritz-Carlton Agreement” as defined in Recital C of the Purchase Agreement, is amended to include any amendments thereto set forth in any document entered into by Operator and Owner on or prior to the date hereof.

2. Undertaking. The reference to “July 31, 2013” in Section 9.2 of the Purchase Agreement is hereby deleted and “August 12, 2013” substituted in lieu thereof.

3. Closing Date. The phrase “August 16, 2013” in Section 1.5 of the Purchase Agreement is hereby deleted and the following substituted in lieu thereof: “the earlier to occur of (a) the later of (i) August 16, 2013, or (ii) the earliest date following the Undertaking that Seller can complete or cause to be completed the Material Closing Conditions, and (b) August 30, 2013.” Buyer shall have no right to consummate the Closing prior to August 16, 2013, without the consent of Owner and Lender, which consent may be withheld in Owner’s or Lender’s sole discretion. Buyer agrees that Buyer will be solely responsible for any Additional Costs incurred by Owner and/or Lender as a result of the Closing Date occurring after August 16, 2013.

4. Extension Payment. The remaining two installments of the Extension Payment each in the amount of Five Hundred Thousand United States Dollars (US$500,000.00) shall both be due and payable on July 30, 2013, and shall be payable not to MFG as contemplated in the PSA but rather to Lender in accordance with Lender’s Wire Transfer Instructions. Further, Buyer shall cause MFG to deliver on or before August 2, 2013, the US$1,500,000.00 portion of the Extension Payment previously paid by Buyer, plus any interest earned thereon, to Lender by wire transfer pursuant to Lender’s Wire Transfer Instructions and Lender shall hold the Extension Payment (plus interest earned thereon when held by MFG) in a non interest bearing account and apply or distribute the Extension Payment as contemplated in the PSA, as amended by this Amendment.

5. Second Extension Consideration. In consideration of Owner’s and Lender’s agreement to provide the extensions set forth in Paragraphs 2 and 3 above, Buyer agrees to pay to Lender pursuant to Lender’s Wire Transfer Instructions, the sum of United States Dollars (US$500,000.00) within two (2) business days of the execution of this Amendment by all Parties (the “Second Extension Consideration”). The Second Extension Consideration shall be in addition to and shall not be applied toward the payment of, or credited against, the Purchase Price at Closing and shall otherwise be treated in the same manner under the PSA as the Extension Consideration.

6. Modification of Material Closing Conditions. The term “Material Closing Conditions” is hereby modified as follows:

(a)	The termination right of Buyer set forth in Section 5.2(B) and the Closing condition set forth in Section 12.1(i), as modified to reflect the deliveries waived by Buyer in the First Amendment, shall be further modified to reflect the terms of Section 9 of this Amendment;

(b)	Buyer acknowledges and agrees that Owner has heretofore satisfied any and all obligations and covenants pursuant to Section 17.3 and has no further obligations with respect thereto except that Owner shall continue to be required to comply with the first sentence of Section 17.3 through the Closing Date;

(c)	The termination right of Buyer set forth in Section 5.2(B) and the Closing condition set forth in Section 12.1(iii) shall be waived except to the extent of any material changes subsequent to the date hereof in any representations and warranties of Owner set forth in the Purchase Agreement caused by Owner, Lender and/or Operator on or after June 17, 2013;

(d)	The Closing condition set forth in Section 12.l(iv) of the Purchase Agreement will not require Lender to provide a written discharge of release of Lender’s mortgage described as Non-Permitted Encumbrance Item No. 2 in Schedule 5.1(c) to the Purchase Agreement in recognition that such mortgage will be released as a matter of law by the consummation of the sale under power contained in said mortgage as contemplated in the Purchase Agreement. Buyer acknowledges and agrees that the requirement of Owner to deliver the Estoppel relating to the Power Plant Equipment Lease and the SCES charge, as contemplated by Section 10(e) of the First Amendment, has been fully satisfied;

(e)	The Closing condition set forth in Section 12.1(vi) is hereby waived by Buyer;

(f)	In consideration of Owner’s and Lender’s representation set forth in Section 9(h) of this Amendment, the last two sentences in Section 5.1 (p) of the PSA are hereby deleted.

7. Maintenance of Assets. During the period from the date of this Amendment until the Closing Date, as extended by this Amendment, Owner and Lender shall continue to manage and maintain the Assets subject to and in accordance with the requirements of Section 17.1 of the Purchase Agreement and Paragraph 7 of the First Amendment and in a manner which does not void the casualty insurance coverages maintained by Owner with respect to the Assets; provided, however, that Buyer hereby agrees that Owner shall use reasonable efforts to, and shall use reasonable efforts to cause Operator to, maintain such Inventory, supplies and other Tangible Personal Property (other than Excluded Property) in a manner reasonably equivalent to the levels of Inventory, supplies, and other Tangible Personal Property (other than Excluded Property) in place as of the date of this Amendment, as may be depleted in the normal course of Owner’s and Operator’s management and maintenance of the Property from the date of this Amendment through the Closing Date.

8. Default and Indemnification.

(a)	The Parties acknowledge and agree that, notwithstanding anything in the Purchase Agreement, in the event of (i) an Owner or Lender default as a result of the sale or encumbrance of a material portion of the Assets to a party other than Buyer prior to a default by Buyer under this Agreement or the Closing Date (whichever occurs first) and the termination of the Purchase Agreement by Buyer pursuant to Section 16.1 thereof, in addition to the other rights, remedies and agreements provided in Section 16.1 of the Purchase Agreement, (A) Buyer shall be refunded any Extension Payment funded by Buyer pursuant to Paragraph 5 of the First Amendment, as amended by this Amendment, on or prior to the effective date of such termination, and (B) Owner and Lender shall refund to Buyer any Additional Costs, the Extension Consideration and the Second Extension Consideration funded by Buyer to Owner and/or Lender pursuant to the First Amendment and Paragraph 5 of this Amendment on or prior to the effective date of such termination, or (ii) any other Owner or Lender default that results in the termination of the Purchase Agreement pursuant to Section 16.1 thereof, in addition to the other rights, remedies and agreements provided in Section 16.1 of the Purchase Agreement, Owner and Lender shall refund to Buyer any Extension Payment (but not any Additional Costs, any Extension Consideration or any Second Extension Consideration) funded by Buyer to Owner and/or Lender pursuant to Paragraphs 5 of the First Amendment, as amended by this Amendment, prior to the effective date of such termination.

(b)	Section 16.2 of the Purchase Agreement is hereby deleted in its entirety and the following substituted in lieu thereof:

“16.2 Buyer Default. Time shall be of the essence of this Agreement and in the event Buyer fails to comply timely with any of Buyer’s funding obligations under this Agreement relating to the Second Extension Payment, the Estimated Additional Cost Deposits or the Extension Consideration fails to provide the Undertaking on or before August 12, 2013, or this transaction fails to close on or before the Closing Date due to the default of Buyer hereunder, Owner’s and Lender’s sole and exclusive remedy shall be to terminate this Agreement by written notice of termination given to Buyer, MFG and HMF, in which event the Deposit shall be forfeited by Buyer and the amount equal thereto paid to Lender in accordance with this Section 16.2. In addition to the Deposit forfeiture, Lender shall also be entitled to retain or be paid, as applicable, the Extension Payment as liquidated damages for Buyer’s default. Accordingly, following such default by Buyer (1) MFG shall deliver to Lender all or a portion of the Extension Earnest Money and any other sums held in escrow by MFG, if any, not to exceed Seller’s Default Compensation (less any portion of the Extension Payment held and retained by Lender pursuant to the preceding sentence), and (2) HMF shall utilize the original stamped copy of this Agreement duly marked “canceled” together with the Original Transfer Tax Receipt to invoke the Unwind Procedure and, upon recovery of the Stamp Duty and Tax Refund, (i) Lender shall be paid an amount equal to Seller’s Default Compensation less the amount of any portion of the Extension Payment held and retained by Lender pursuant to the preceding sentence and amounts paid to Lender under clause (1) of this Section 16.2, (ii) the balance of the Stamp Duty and Tax Refund not required to be paid to Lender as aforesaid shall be paid to Buyer, and (iii) no Party shall thereafter have any liability hereunder to any other Party (except as expressly stated otherwise in this

Agreement). Lender’s right to receive the Extension Payment contemplated by this Section 16.2 as liquidated damages is not intended to be a penalty, but rather has been agreed upon by the Parties, taking into account the forfeiture of the Deposit, because actual damages that will be sustained by Lender and/or Owner as a result of such default by Buyer would be extremely difficult to determine.”

9.	Further Modifications. The Purchase Agreement shall be further modified as follows:

(a)	The parties agree that the requirements of Section 1.3(a) have been fully satisfied.

(b)	Section 1.3(b)(xi) of the Purchase Agreement is subject to the funds disbursement provisions of Article 16 as revised by this Amendment.

(c)	Schedule 2(d) attached to the Purchase Agreement is hereby deleted in its entirety and Replacement Schedule 2(d) attached hereto substituted in lieu thereof. Buyer will negotiate a new software license agreement with Newmarket International, Inc. to replace Item No. 8 of the prior Schedule 2(d) being replaced herein without cost to Owner, Operator or Lender.

(d)	Owner and Lender shall have no further obligations with respect to Section 1.4 of the Purchase Agreement, Buyer acknowledging that it has obtained the agreement of Operator to execute an acceptable letter to be submitted by Buyer to the GCTA.

(e)	Owner and Lender shall have no further obligations with respect to the spirit license transfer and Buyer acknowledges and agrees that Buyer shall hereafter have sole responsibility with respect to effecting the proposed transfer of the spirit license serving the Property.

(f)	Buyer acknowledges and agrees that the closing costs for which Buyer is responsible under the Purchase Agreement shall, in addition to the costs identified in Section 7 of the Purchase Agreement, include any additional amounts required to be paid by Buyer at Closing pursuant to the terms of this Amendment.

(g)	The definition for “Seller’s Liquidated Damages Amount” as set forth in Section 12.3 of the Purchase Agreement is hereby renamed as “Seller’s Default Compensation” and modified to mean an amount equal to the sum of Seven Million Nine Hundred Fourteen Thousand Nine Hundred Seventeen and 43/100 United States Dollars (US$7,914,917.43), plus interest actually earned on the Original Earnest Money and the Extension Earnest Money prior to delivery of any portion of such funds to Lender pursuant to Section 4 of this Amendment and prior to the distribution of such funds from the escrow account pursuant to Section 1.3(b)(vi) of the Purchase Agreement.

(h)	The deliveries required by Lender and/or Owner under the Purchase Agreement to be made at Closing set forth in Sections 13.1 (a)(viii), (xi), (xv), (xvi) and (xvii) are hereby agreed either to have been previously satisfied or are hereby waived.

In lieu of Section 13.1(a)(viii) of the Purchase Agreement deleted by this Section 9(h), Owner and Lender represent that to their actual knowledge all termination and redundancy notices and payments and all other payments which terminated employees of Owner or Operator are entitled to receive under Jamaican law have been delivered or paid, as applicable, or with respect to employees retained through Closing, will be delivered and paid in accordance with the requirements of Jamaican law. Buyer acknowledges and agrees that in connection with considering the hiring of any employees previously employed by Owner or Operator in connection with the Property, Buyer will implement such procedures as it deems necessary to confirm receipt by each former employee under consideration of all termination and redundancy notices and payments and other payments to which he or she was entitled under Jamaican law and that Owner and Lender shall have no liability to Buyer for any failure to make termination or redundancy notices or payments or other payments due to employees under Jamaican law.

(i)	The parties hereby agree that Buyer’s credit for replacement of Ritz-Carlton Name Property pursuant to Section 14.1(v) of the Purchase Agreement shall be $50,000.00.

(j)	Section 15.2 of the Purchase Agreement is hereby deleted in its entirety, and the following substituted in lieu thereof:

“15.2 Hiring of Hotel Employees. Buyer may, but shall not be obligated to, hire any of the former or current Hotel and/or Golf Course employees to work at the Hotel and/or Golf Course, with any such employment by Buyer being effective from and after the Apportionment Time with respect to Golf Course employees and at such time after Buyer’s renovation of the Hotel with respect to Hotel employees, and in case on such terms and conditions as Buyer shall in its sole discretion deem appropriate. Owner shall not be released from its obligations to Hotel and/or Golf Course employees with respect to the termination of such employees by any election by Buyer to hire any of such employees to work at the Hotel and/or the Golf Course with respect to any period after Closing.”

(k)	Buyer acknowledges and agrees that Owner has fully performed its obligations under Section 17.13 of the Purchase Agreement.

(l)	At Closing Lender, as part of the sale by Lender under power contemplated herein, will be deemed to have assigned, and Buyer deemed to have assumed, the Textron Agreement (as defined in replacement Schedule 2(d) attached to this Amendment) and Buyer assumes all responsibility for obtaining Textron’s consent to such assignment and for paying all amounts owed to Textron as a result of such assignment or attempted assignment, including any amounts required by Textron to satisfy the Textron Agreement in full. Owner shall cooperate with Buyer in good faith and without cost to Owner in connection with the assignment of the Textron Agreement in connection with Closing. This Section 9(1) shall replace and supersede Section 15(q) of the First Amendment.

(m)	Any fees or duties payable to any governmental authority with respect to this Amendment shall be the sole responsibility of and paid by Buyer.

10. Miscellaneous. This Amendment may be executed in any number of counterparts. A signed copy of this Amendment transmitted by one Party to the other Parties by facsimile transmission or electronically in PDF or equivalent format shall be binding upon the sending Party to the same extent as if it had delivered a signed original of this Amendment. For convenience, any provisions of the Purchase Agreement necessary for the reasonable interpretation of this Amendment or to give effect to the intents and purposes of this Amendment are deemed incorporated into this Amendment, except that for purposes of this Amendment, the reference in those provisions to the “Agreement” are understood to be references to this Amendment. The Purchase Agreement shall, except as modified by this Amendment, remain in full force and effect; provided, however, that this Amendment shall prevail in the case of any conflict between the terms of this Amendment and the terms of the Purchase Agreement. It is the Parties’ intent that by execution hereof, the effect of this Amendment shall be that Buyer will no longer be in default under the Purchase Agreement.

11. If any term or provision of this Amendment is declared to be invalid by a court of competent jurisdiction, or if any term or provision of this Amendment conflicts with any applicable law, such term or provision of this Amendment shall be severable from and shall not affect the validity of, any other term or provision of this Amendment.

[Signatures appear on the following pages.]

Buyer:

ROSE HALL JAMAICA RESORT B.V.

By:	Bruce Wardinski,
as Managing Director

/s/ Bruce Wardinski

By:	Playa Resorts Holding B.V., as Managing Director

	By:	/s/ Bruce Wardinski
Bruce Wardinski Managing Director A

	By:	/s/ Jurjen Hardeveld
Jurjen Hardeveld Managing Director B

Owner: ROSE HALL RESORT, L.P.

By:	Rose Hall Resort Limited,
its General Partner

	By:	/s/ Donald P. Carsen
Donald P. Carsen, President

Lender: SFI BELMONT, LLC

By:	/s/ Elisha Blechner
Name:	Elisha Blechner
Title:	Senior Vice President

SCHEDULE 2(d) TO HOTEL ASSET PURCHASE AGREEMENT

(Replacement)

Assumed Contracts

1.	Power Plant Equipment Lease

2.	Golf Course Lease

3.	Equipment Finance Agreement dated as of July 27, 2009, by and between Textron Financial Corporation and Owner (Golf Carts) (the “Textron Agreement”)

4.	Water Supply Agreement dated June 30, 1998, between Rose Hall Development, Ltd, and Owner (the “Water Supply Agreement”)

5.	Lease dated 2007 by and between Quality Dealers Limited and The Ritz-Carlton Hotel Company of Jamaica, Ltd, as modified by letter agreement amendment dated October 1, 2008, relating to space in the warehouse facility located at 1211 Providence Road, Ironshore, Jamaica (the “Warehouse”)

6.	Services Agreement (Airport Lounge) dated May 5, 2011, by and between Operator and VIP Attractions.

7.	Elevator Maintenance Contract dated October 1, 20120, by and between Operator and Arel Limited.

Buyer reserves and shall have the right, but not the obligation, to elect to add to the “Assumed Contracts” under this Agreement any service, maintenance, utility, supply and other agreements and contracts and the equipment leases relating to the operations of the Hotel and/or the Golf Course and to the Power Plant Equipment that Owner may disclose to Buyer for the first time from and after the date of the Amendment through the Closing Date. In the event Buyer elects to add any of such additional agreements as Assumed Contracts under this Agreement, Buyer shall provide written electronic notice to Owner of such election within five (5) business days following Buyer’s receipt of electronic notice and copies of such additional agreements.